Exhibit 4.2

REASSIGNMENT OF RECEIVABLES IN REMOVED ACCOUNTS AND
SEVENTH AMENDMENT TO TRANSFER AGREEMENT

This REASSIGNMENT No. 3 OF RECEIVABLES IN REMOVED ACCOUNTS AND SEVENTH AMENDMENT TO TRANSFER AGREEMENT, dated as of December 29, 2008 (the “Reassignment”), is entered into between RFS HOLDING, L.L.C., a limited liability company organized under the laws of the State of Delaware, as Transferor (the “Transferor”), and GE CAPITAL CREDIT CARD MASTER NOTE TRUST (the “Buyer”), pursuant to the Transfer Agreement referred to below.

WITNESSETH:

WHEREAS Transferor and Buyer are parties to the Transfer Agreement, dated as of September 25, 2003, as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, the Second Amendment to Transfer Agreement, dated as of June 17, 2004, the Third Amendment to Transfer Agreement, dated as of November 21, 2004, the Fourth Amendment to Transfer Agreement, dated as of August 31, 2006, the Fifth Amendment to Transfer Agreement, dated as of December 21, 2006, and the Sixth Amendment to Transfer Agreement, dated as of May 21, 2008 (as amended, the “Agreement”);

WHEREAS the Accounts, other than the Excluded Accounts (as defined below), relating to the HSN Retailers (the “HSN Accounts”) have been designated for purchase by the HSN Retailers pursuant to the terms of the related Credit Card Program Agreement;

WHEREAS charged-off accounts and certain other categories of the HSN Accounts are not eligible for purchase by the HSN Retailers (the “Excluded Accounts”); however the Transferor wishes to designate such Excluded Accounts as Removed Accounts for administrative convenience;

WHEREAS pursuant to the Agreement, Transferor wishes to remove from Buyer all Transferred Receivables owned by Buyer in the HSN Accounts and to cause Buyer to reconvey the Transferred Receivables of such Removed Accounts, whether now existing or hereafter created, from Buyer to Transferor;

WHEREAS Buyer is willing to accept such designation and to reconvey the Transferred Receivables in the Removed Accounts subject to the terms and conditions hereof; and

WHEREAS Buyer and Transferor desire to amend the Agreement as set forth herein;

NOW, THEREFORE, Transferor and Buyer hereby agree as follows:

1.                                       Defined Terms.  All terms defined in the Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

“Removal Date” means, with respect to the Removed Accounts designated hereby, December 29, 2008.

“Removal Cut-Off Date” means, with respect to the Removed Accounts, December 28, 2008.

2.                                       Designation of Removed Accounts.  All HSN Accounts are designated as Removed Accounts pursuant to this Reassignment.  Schedule 1 to this Reassignment, as of the Removal Date, shall supplement Schedule 1 to the Agreement as required by Section 2.1(c) of the Agreement.

3.                                       Conveyance of Transferred Receivables.  (a) Buyer does hereby transfer, assign, set over and otherwise convey to Transferor, without representation, warranty or recourse, on and after the Removal Date, all right, title and interest of Buyer in, to and under the Transferred Receivables existing at the close of business on the Removal Cut-Off Date and thereafter created from time to time in the Removed Accounts designated hereby, the Related Security and Collections with respect thereto, together with all monies due or to become due and all amounts received or receivable with respect thereto and all Insurance Proceeds related thereto and all proceeds of the foregoing.

(b)                                 In connection with such transfer, Buyer agrees to execute and deliver to Transferor on or prior to the date this Reassignment is delivered, applicable termination statements prepared by Transferor with respect to the Transferred Receivables existing at the close of business on the Removal Cut-Off Date and thereafter created from time to time in the Removed Accounts reassigned hereby and the proceeds thereof evidencing the release by Buyer of its interest in the Transferred Receivables in the Removed Accounts, and meeting the requirements of applicable state law, in such manner and such jurisdictions as are necessary to terminate such interest.

4.                                       Amendments to Transfer Agreement.  (a)                      The first sentence of Section 6.1(a)(ii) shall be amended by deleting the phrase “and such location and address have not changed within the past 12 months”;

(b)                                 Section 7.6 shall be amended by adding the following sentence at the end thereof:

“Notwithstanding any other provision of this Section 7.6, Schedule 6.1(a) shall be automatically amended upon delivery by Transferor to Buyer of an updated Schedule 6.1(a).”; and

(c)                                  Schedule 6.1(a) shall be amended in its entirety to read as set forth on Schedule 6.1(a) to this Reassignment.

(d)                                 Notwithstanding anything to the contrary in Section 2.7 of the Agreement, the removal of the Excluded Accounts shall be deemed to be an Involuntary Removal.

5.                                       Representations and Warranties of Transferor.  Transferor hereby represents and warrants to Buyer as of the Removal Date:

HSN Reassignment and Seventh Amendment to Transfer Agreement

(a)                                  Legal, Valid and Binding Obligation.  This Reassignment constitutes a legal, valid and binding obligation of Transferor enforceable against Transferor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(b)                                 Early Amortization Event.  Transferor reasonably believes that (i) the Transferor has used reasonable efforts to avoid having the removal of the Transferred Receivables existing in the Removed Accounts designated hereby cause an Early Amortization Event to occur with respect to any series, and (ii) no selection procedure believed by Transferor to be materially adverse to the interests of Buyer or any of its creditors has been used in removing Removed Accounts designated hereby from among any pool of Accounts of a similar type (it being understood that Transferor will not be deemed to have used such an adverse selection procedure in connection with any Involuntary Removal) as of the Removal Date; and

(c)                                  List of Removed Accounts.  The list of Removed Accounts attached hereto, is an accurate and complete listing in all material respects of all the Removed Accounts as of the Removal Cut-Off Date.

6.                                       Effectiveness.  This Reassignment shall become effective as of the date first written above; provided that (i) Buyer and Transferor shall have executed a counterpart of this Reassignment, (ii) the Rating Agency Condition shall have been satisfied with respect to this Reassignment and (iii) the Transferor shall have delivered an Officer’s Certificate to the Issuer certifying that the amendments in Section 4 of this Reassignment will not cause an Adverse Effect (as such term is defined in the Indenture).

7.                                       Binding Effect; Ratification.  (a)  On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Agreement and (ii) each reference in the Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Agreement, shall mean and be a reference to such Agreement as amended hereby.

(b)                                 Except as expressly amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

8.                                       Miscellaneous.  (a)  THIS REASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)                                 Headings used herein are for convenience of reference only and shall not affect the meaning of this Reassignment.

(c)                                  This Reassignment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.  Executed counterparts may be delivered electronically.

9.                                       No Recourse.  It is expressly understood and agreed by the parties hereto that (a) this Reassignment is executed and delivered by BNY Mellon Trust of Delaware, not individually or personally but solely as trustee of the Buyer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Buyer is made and intended not as personal representations, undertakings and agreements by BNY Mellon Trust of Delaware but is made and intended for the purpose of binding only the Buyer, (c) nothing herein contained shall be construed as creating any liability on BNY Mellon Trust of Delaware, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall BNY Mellon Trust of Delaware be personally liable for the payment of any indebtedness or expenses of the Buyer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Buyer under this Reassignment or any other related documents.

IN WITNESS WHEREOF, the undersigned have caused this Reassignment to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

RFS HOLDING, L.L.C., Transferor

By:	/s/ Ravi Ramanujam

Name: Ravi Ramanujam
Title: Vice President

GE CAPITAL CREDIT CARD MASTER NOTE TRUST, Buyer

By:	BNY MELLON TRUST OF DELAWARE,
not in its individual capacity but solely as Trustee on behalf of the Buyer

By:	/s/ Kristine K. Gullo

Name: Kristine K. Gullo

Title: Vice President

Schedule 1

REMOVED ACCOUNTS

[On file with General Electric Capital Corporation.]

Schedule 6.1(a)

TRANSFEROR’S UCC INFORMATION

Legal Name

                                                RFS Holding, L.L.C.

Jurisdiction of Organization

                                                Delaware

Address of Chief Executive Office

                                                777 Long Ridge Road, Building B, 3rd Floor

                                                Stamford, CT  06927

Federal Employer Identification Number

                                                20-0268039

Organizational Identification Number

                                                3605178